CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 388 and Amendment No. 391 to the Registration Statement on Form N-1A of EA Series Trust and to the use of our report dated August 28, 2024 on the financial statements and financial highlights of EA Bridgeway Blue Chip ETF and EA Bridgeway Omni Small-Cap Value ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 24, 2024